                                VOTING AGREEMENT


     VOTING AGREEMENT, dated as of May 9, 1999 (the "Agreement"), among Xoom.com, Inc., a Delaware corporation (the "Company"), the undersigned holders (the "Holders") of shares of the common stock, $.0001 par value (the "Company Common Stock"), of the Company, National Broadcasting Company, Inc., a Delaware corporation ("NBC"), and CNET, Inc., a Delaware corporation ("CNET").

     WHEREAS, the Company, Xenon 2, Inc., a Delaware corporation ("Xenon 2"), Xenon 3, Inc., a Delaware corporation ("Xenon 3"), Snap! LLC, a Delaware limited liability company, and CNET, Inc., a Delaware corporation, are parties to an Agreement and Plan of Contribution and Merger, dated as of the date hereof (the "Xenon 2 Merger Agreement"), pursuant to which, among other things, the parties thereto have agreed that (i) Xenon 3 will merge with and into the Company, with the Company as the surviving corporation, and each outstanding share of common stock, par value $0.0001 per share, of the Company (the "Common Stock") will be converted into one share of Class A common stock, par value $0.0001 per share, of Xenon 2 ("Class A Common Stock") and (ii) CNET will contribute certain of its assets to Xenon 2 in exchange for shares of Class A Common Stock;

     WHEREAS, the Company, Xenon 2, NBC, Neon Media Corporation, a Delaware corporation ("NMC"), and GE Investments Subsidiary, Inc., a Delaware corporation ("GE Investments Sub"), are parties to an Agreement and Plan of Contribution, Investment and Merger dated as of the date hereof (the "NMC Merger Agreement" and together with the Xenon 2 Merger Agreement, the "Merger Agreements") pursuant to which, among other things, the parties thereto have agreed that (i) NBC will contribute or cause its subsidiaries to contribute to NMC certain assets, (ii) NMC will merge with and into Xenon 2, with Xenon 2 as the surviving corporation, and (iii) GE Investments Sub will contribute a combination of cash and the assignment of a Note in exchange for the Xenon 2 convertible note (capitalized terms not otherwise defined herein being used herein as defined in the NMC Merger Agreement);

     WHEREAS, as a condition to entering into the Merger Agreements, NBC and CNET have requested the Company and each Holder to agree, and the Company and each Holder has agreed, to enter into this Agreement;

     WHEREAS, prior to the date hereof, NBC, CNET, the Company and the Holders had no agreement, arrangement or understanding (within the meaning of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL")) for the purpose of acquiring, holding, voting or disposing of shares of Company Common Stock; and

     WHEREAS, in consideration of the agreements contained herein, prior to the date hereof, and prior to the time at and date on which NBC and CNET became "interested stockholders" for purposes of Section 203 of the DGCL, the board of directors of the Company has approved this Agreement and the transactions contemplated hereby.


     NOW, THEREFORE, the parties hereto agree as follows:

                                   AGREEMENT

        1.  Representations and Warranties of the Company.  The Company
            ---------------------------------------------
represents and warrants to NBC and CNET as follows:


        (a) Power; Binding Agreement.  The Company has full power and
            ------------------------
authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

        (b) No Conflicts.  No filing with, and no permit, authorization,
            ------------
consent or approval of, any state or federal governmental body or authority or any other person or entity is necessary for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than any filing, permit, authorization, consent or approval the failure of which to obtain would not reasonably be expected to prevent the Company from performing its respective obligations under this Agreement, and neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will conflict with or result in any breach of any organizational documents or instruments applicable to the Company, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Company is a party or by which the Company's properties or assets may be bound or violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Company as of the date hereof, other than such violations, breaches or defaults that would not reasonably be expected to prevent the Company from performing its respective obligations under this Agreement.

        2. Representations and Warranties of the Holders.  Each Holder
           ---------------------------------------------
represents and warrants, severally and not jointly, to NBC and CNET as follows:

        (a) Ownership of Securities.  Each Holder is the record and
            -----------------------
beneficial owner of, and has good and marketable title to, the number of shares of Company Common Stock (the "Existing Securities") (together with any shares of Company Common Stock hereafter acquired by any Holder (including through the exercise of options or similar instruments) the "Subject Securities") set forth on Exhibit A to this Agreement, attached hereto and incorporated herein. Such Holder does not own of record or beneficially any shares of capital stock of the Company on the date hereof other than the Existing Securities. Except as set forth on Exhibit A, such

Holder has sole voting power and sole power to issue instructions with respect to the voting of the Existing Securities and sole power of disposition of the Existing Securities. On the date of the stockholders meeting of the Company held to vote on adoption of the Merger Agreement and on the record date for such meeting, such Holder will have sole voting power and sole power to issue instructions with respect to the voting of all of such Holder's Subject Securities and sole power of disposition of such Holder's Subject Securities.

        (b) Power; Binding Agreement. Each Holder has full power and authority
            ------------------------
to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action of each of the Holders. This Agreement has been duly and validly executed and delivered by each Holder and constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

        (c) No Conflicts. No filing with, and no permit, authorization, consent
            ------------
or approval of, any state or federal governmental body or authority or any other person or entity is necessary for the execution of this Agreement by any Holder and the consummation by such Holder of the transactions contemplated hereby, other than pursuant to the Exchange Act, the HSR Act or foreign competition or antitrust laws or any filing, permit, authorization, consent or approval, the failure of which to obtain would not reasonably be expected to prevent such Holder from performing its obligations under this Agreement, and neither the execution and delivery of this Agreement by such Holder nor the consummation by such Holder of the transactions contemplated hereby nor compliance by such Holder with any of the provisions hereof will conflict with or result in any breach of any applicable organizational documents or instruments applicable to such Holder, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Holder is a party or by which such Holder's Subject Securities may be bound or violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Holder as of the date hereof, other than such violations, breaches or defaults that would not reasonably be expected to prevent such Holder from performing its obligations under this Agreement.

        (d) No Liens. The Existing Securities are now and, at all times during
            --------
the term hereof, the Subject Securities will be held by such Holder, or by a nominee or custodian for the benefit of such Holder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any encumbrances arising hereunder.

        3. Agreement to Vote Shares. At every meeting of the stockholders of the
           ------------------------
Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, each Holder irrevocably agrees that it shall vote (or cause to be voted) all of the Subject Securities that it beneficially owns on the record date of any such vote or action (a) in favor of the adoption of the Merger Agreements and the approval of the terms thereof (with such modifications as the parties thereto may make (except for modifications that would adversely affect such Holder)) and each of the other transactions contemplated by the Merger Agreements and (b) against any of the following (or any agreement to enter into or effect any of the following): (i) prior to the Effective Time, any Takeover Proposal, Material Transaction Proposal requiring the vote of the Company's stockholders or transaction or occurrence which if publicly proposed and offered to the Company and its stockholders (or any of them) would be the subject of a Takeover Proposal or Material Transaction Proposal, or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal, action or transaction involving the Company or any of its Subsidiaries, which amendment or other action or transaction would reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated by the Merger Agreements. Such Holder shall not commit or agree to take any action inconsistent with the foregoing.

        4. Irrevocable Proxy. Each Holder hereby, severally and not jointly,
           -----------------
grants to, and appoints NBC and the President and Treasurer of NBC and the Secretary of NBC, in their respective capacities as officers of NBC, and any individual who shall hereafter succeed to any such office of NBC, and any other designee of NBC, each of them individually, such Holder's proxy and attorney-in-fact (with full power of substitution) to vote or act by written consent with respect to such Holder's Subject Securities in accordance with Section 3 hereof. This proxy is coupled with an interest and shall be irrevocable, and each Holder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the Subject Securities; provided that this proxy shall be automatically revoked without any further action on the part of the Holder, NBC and CNET upon the termination of this Agreement pursuant to
Section 16 hereof.

        5. Representations and Warranties of NBC and CNET. Each of NBC and CNET
           ----------------------------------------------
represents and warrants, severally and not jointly (and only as to itself), to the Company and each Holder as follows:

        (a) Power; Binding Agreement. Each of NBC and CNET has full power and
            ------------------------
authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action of NBC and CNET. This Agreement has been duly and validly executed and delivered by each of NBC and CNET and constitutes a valid and binding agreement of each of NBC and CNET, enforceable against each of NBC and CNET in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

        (b) No Conflicts. No filing with, and no permit, authorization, consent
            ------------
or approval of, any state or federal governmental body or authority or any other person or entity is necessary for the execution of this Agreement by NBC or CNET and the consummation by NBC or CNET of the transactions contemplated hereby, other than pursuant to the Exchange Act, the HSR Act or foreign competition or antitrust laws or any filing, permit, authorization, consent or approval, the failure of which to obtain would not reasonably be expected to prevent NBC or CNET from performing its respective obligations under this Agreement, and neither the execution and delivery of this Agreement by NBC or CNET nor the consummation by NBC or CNET of the transactions contemplated hereby nor compliance by NBC or CNET with any of the provisions hereof will conflict with or result in any breach of any organizational documents or instruments applicable to NBC or CNET, respectively, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which NBC or CNET is a party or by which NBC or CNET's respective properties or assets may be bound or violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to NBC or CNET as of the date hereof, other than such violations, breaches or defaults that would not reasonably be expected to prevent NBC or CNET from performing its respective obligations under this Agreement.

        6. Covenant of the Company. The Company hereby agrees and covenants that
           -----------------------
it shall not, and shall direct its transfer agent not to, transfer any Company Common Stock except in accordance with the provisions of Section 7(b) hereof.

        7. Covenants of the Holders. Each Holder hereby agrees and covenants
           ------------------------
that:

        (a) No Solicitation.  Each Holder shall not, and shall not authorize
            ---------------
and shall use his reasonable best efforts not to permit any of his, her or its affiliates, partners, investment bankers, attorneys, agents or other advisors or representatives to, directly or indirectly, solicit, knowingly encourage (including by way of providing confidential information or data) or have any discussion or negotiate with any person or entity (other than NBC, CNET or any affiliate of NBC or CNET) concerning any proposal by such person or entity with respect to the Company that constitutes or could reasonably be expected to lead to a Takeover Proposal or Material Transaction Proposal. Each Holder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore by or on its behalf with respect to any of the foregoing.

        (b) Restriction on Transfer, Proxies and Noninterference.  Each Holder
            ----------------------------------------------------
shall not, and shall not authorize or permit any of his, her or its affiliates, partners, investment bankers, attorneys, agents or other advisors or representatives to, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Subject Securities (or any interest therein), unless the transferee or pledgee of such Subject Securities agrees in writing in a form reasonably satisfactory to NBC (with a copy furnished to NBC and CNET) to be bound by all of the provisions of this Agreement with respect to such transferred or pledged Subject Securities, as contemplated by the NMC Merger Agreement; (ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any such Subject Securities into a voting trust or enter into a voting agreement with respect to any of the Subject Securities; (iii) take any action that would have the effect of preventing or disabling such Holder from performing his obligations under this Agreement; or (iv) commit or agree to take any of the foregoing actions.

        (c) Each Holder agrees to submit to the Company contemporaneously with or promptly following execution of this Agreement all certificates representing the Company Common Stock so that the Company may note thereon a conspicuous legend referring to the transfer restrictions set forth in this Agreement.

        (d) Each Holder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as NBC may reasonably request for the purpose of effectuating the matters covered by this Agreement.

        8. Fiduciary Duties.  Notwithstanding anything in this Agreement to the
           ----------------
contrary, the covenants and agreements set forth in Section 7(a) shall not prevent any Holder from taking any action, subject to the applicable provisions of the NMC Merger Agreement, while acting as a director of the Company. NBC and CNET acknowledge and agree that each Holder who has signed this Agreement does so solely in his capacity as a stockholder of the Company, and not in his capacity as a director, officer or employee of the Company, and that such action on behalf of such Holder does not limit or restrict his ability to vote, or otherwise act, in his capacity as a director, officer or employee of the Company. Notwithstanding the foregoing, except as contemplated by Section 16 hereof, this Agreement shall be and shall remain binding upon such Holder irrespective of any action taken by any such Holder in his capacity as a director, officer or employee of the Company.

        9. Assignment; Benefits. This Agreement may not be assigned by any party
           --------------------
hereto without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, each of the Holders, NBC, CNET and their respective successors and permitted assigns.

        10. Notices.  All notices and other communications given or made
            -------
pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier or sent by electronic transmission, with confirmation received, and delivery within one business day by any other means of delivery in this Section 10 to the telecopy numbers specified below:

        If to the Company:  Xoom.com, Inc.
                            300 Montgomery Street
                            Suite 300
                            San Francisco, California  94104
                            Attn.: Chris Kitze
                            Facsimile: (415) 288-2580
        with a copy to:      Morrison & Foerster LLP
                             425 Market Street
                             San Francisco, California  94105
                             Attn.: Bruce Alan Mann
                             Facsimile: (415) 268-7522

        with a copy to:      Morrison & Foerster LLP
                             1290 Avenue of the Americas
                             New York, New York  10104
                             Attn.: Allen L. Weingarten
                             Facsimile: (212) 468-7900

        If to NBC:           National Broadcasting Company, Inc.
                             30 Rockefeller Plaza
                             New York, New York  10012
                             Attn.: Tom Rogers
                             Facsimile: (212) 664-3914

        with a copy to:      Simpson Thacher & Bartlett
                             425 Lexington Avenue
                             New York, New York  10017
                             Attn.: Richard Capelouto
                             Facsimile: (212) 455-2502

        If to the Holders:   Chris Kitze
                             300 Montgomery Street
                             Suite 300
                             San Francisco, California 94104
                             Facsimile: (415) 288-2580

        With copies to:      Morrison & Foerster (see above)

        If to CNET:          CNET, Inc.
                             150 Chestnut Street,
                             San Francisco, California 94111
                             Attn: Douglas N. Woodrun
                             Facsimile: (415) 395-9205

        With copies to:      Hughes & Luce, L.L.P.
                             1717 Main Street, Suite 2800
                             Dallas, Texas 75201
                             Attn: R. Clayton Mulford
                             Facsimile: (214) 939-5849
or to such other address or telecopy number as any party may have furnished to the other parties in writing in accordance herewith.

        11. Notice of Litigation. The Company and each Holder shall promptly
            --------------------
notify NBC and CNET of any pending or, to its knowledge, threatened action or proceeding challenging the validity or enforceability of this Agreement.

        12. Specific Performance. The parties hereto agree that irreparable harm
            --------------------
would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        13. Amendment. This Agreement may not be amended or modified, except by
            ---------
an instrument in writing signed by or on behalf of each of the parties hereto. This Agreement may not be waived by any party hereto, except by an instrument in writing signed by or on behalf of the party granting such waiver. The waiver of any party to this Agreement of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

        14. Governing Law. This Agreement shall be governed by and construed in
            -------------
accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.

        15. Counterparts. This Agreement may be executed in counterparts, each
            ------------
of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

        16. Termination. This Agreement shall terminate upon the earliest of (i)
            -----------
the consummation of the Merger contemplated by the NMC Merger Agreement and
(ii) the termination of the NMC Merger Agreement. Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreements on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or affiliates; provided, however,
                                                            --------  -------
that nothing herein shall relieve any party from any liability for such party's wilful breach of any of its material agreements contained in this Agreement; and provided further that nothing herein shall limit, restrict, impair, amend or
-------- -------
otherwise modify the rights, remedies, obligations or liabilities of any person under any other contract or agreement, including the Merger Agreements.

        17. Severability. Any term or provision of this Agreement which is
            ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written.



                                        XOOM.COM, INC.


                                        By: /s/ Chris Kitze
                                           ------------------------------------
                                             Name:   Chris Kitze
                                             Title:  Chairman


                                        NATIONAL BROADCASTING COMPANY, INC.


                                        By: /s/ Thomas A. Rogers
                                            ----------------------------------
                                             Name:   Thomas A. Rogers
                                             Title:


                                        CNET, INC.


                                        By:  /s/ Douglas N. Woodrun
                                            _________________________________
                                             Name:   Douglas N. Woodrun
                                             Title:  Executive Vice President
                                                     & Chief Financial Officer


                                        HOLDERS:

                                        FLYING DISC INVESTMENTS LIMITED
                                        PARTNERSHIP


                                        By: /s/ Chris Kitze
                                            ------------------------------------
                                             Name:   Chris Kitze
                                             Title:  General Partner


                                        /s/ Chris Kitze
                                        ----------------------------------------
                                        Chris Kitze

                                   EXHIBIT A

                              Subject Securities

Number of Shares Beneficially Owned by the Holders herein is 3,350,680. This includes 3,350,680 shares of Company Common Stock held by Flying Disc, of which Mr. Kitze is a general partner. Mr. Kitze may be deemed to be the beneficial owner of the shares held by Flying Disc